Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE COMPANY ANNOUNCES DEFINITIVE

AGREEMENT FOR $126 MILLION TO CONSTRUCT LNG TANKS

TULSA, OK – May 12, 2005 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that Matrix Service Inc., its wholly owned subsidiary, in collaboration with Mitsubishi Heavy Industries, Ltd.’s wholly owned subsidiary, Diamond LNG LLC, has executed a Lump Sum Turnkey Agreement with Bechtel Corporation for the engineering and construction of three 160,000 cubic meter single containment Liquefied Natural Gas (LNG) tanks for Cheniere Energy, Inc.’s (AMEX:LNG) wholly owned limited partnership, Sabine Pass LNG, LP. The tanks will be located in western Cameron Parish, Louisiana. Construction is currently underway at the site, with tank construction expected to begin in July. The terminal is scheduled to be operational in 2008.

The Lump Sum Turnkey agreement is valued at approximately $126 million, of which Matrix will receive approximately $97 million. Mike Hall, President and CEO of Matrix Service, said, “Matrix Service is very excited to be working with Sabine Pass LNG, LP. Bechtel and Mitsubishi Heavy Industries, Ltd. on the LNG receiving terminal projects in Cameron Parish, Louisiana. We continue to be impressed with Cheniere’s professionalism and ability to expedite the development of LNG terminal projects in the Gulf Coast. We also look forward to working with Bechtel, who we regard as an extremely qualified EPC provider to this industry. Our team is very confident and will dedicate the resources required to make the project a success for Bechtel and Sabine Pass LNG, LP.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

About Mitsubishi Heavy Industries, Ltd.

Mitsubishi Heavy Industries, Ltd. Headquartered in Tokyo, Japan, is one of the world’s leading global heavy machinery manufacturers, with consolidated sales of 2,590 billion yen in fiscal 2004 (year ended March 31, 2005). MHI’s diverse lineup of products and services encompasses shipbuilding, steel structures, power plants, chemical plants, steel plants, environmental equipment, industrial and general machinery, aircraft, space rocketry and air-conditioning systems. Additional information on MHI may be found in its Web site at www.mhi.co.jp. Press inquiries for Mitsubishi Heavy Industries should be directed to: Daiya Public Relations, Mr. Hideo Ikuno: Tel: +813-6716-5277. Fax: +813-6716-5929 or by writing to: h.ikuno@daiya-pr.co.jp.

About Bechtel Corporation

Based in San Francisco, Bechtel is one of the world’s premier engineering, construction, and project management companies. Since its founding in 1898, Bechtel has worked on more than 22,000 projects in 140 countries on all seven continents. In the oil, gas, and chemicals sector, Bechtel has completed some 375 refining and chemical projects, 110 gas processing plants, 50 major oil and gas field developments, and a third of the world’s gas liquefaction capacity. Bechtel has also built more than 85,000 kilometers of pipeline, enough to circle the earth twice. Additional information about Bechtel may be found on its website at www.Bechtel.com.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward

Matrix Service Company

May 11, 2005

Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin Vice President Finance and CFO Matrix Service Company 918/838-8822 laustin@matrixservice.com	Investor Relations Matrix Service Company 918-359-8222 IR@matrixservice.com